Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire	G. Michael Freeman
	Executive Vice President	Associate Vice President, Investor Relations
	and Chief Financial Officer	and Corporate Communications
	919-862-1000	919-862-1000

Certain Salix Officers and Directors Adopt 10b5-1 Trading Plans for

Stock Options that are Scheduled to Expire During 2010

RALEIGH, NC, May 11, 2009 - Salix Pharmaceuticals, Ltd. (NASDAQ:SLXP) today announced that certain officers and directors of the Company have adopted predetermined trading plans to exercise expiring stock options over time in accordance with guidelines specified under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, and with Salix’ policies regarding stock transactions and ownership. Rule 10b5-1 allows corporate officers and directors to adopt written, pre-arranged stock trading plans when they do not have material, non-public information.

The Salix officers and directors who have entered into Rule 10b5-1 stock trading plans include:

Thomas W. D’Alonzo - Director;

Carolyn J. Logan - President and Chief Executive Officer and

Adam C. Derbyshire - Executive Vice President, Finance and Administration and Chief Financial Officer.

These individuals have stock options that are scheduled to expire beginning in June 2010. The stock trading plans have been established to insure that these individuals have the ability to exercise their options and sell shares to cover taxes and/or diversify their portfolios in an orderly and timely fashion prior to the expiration of their options. After the sales contemplated, all these parties expect to remain well above the Company’s applicable minimum stock retention requirements.

Transactions under the plans will be disclosed publicly through Form 144 and Form 4 filings with the Securities and Exchange Commission. The Form 4 filings also will be accessible in the “Financial and Investors - Financial Reports” section of Salix’ website by clicking on the link “For SEC Filings - Section 16 Reports Please Visit Here.”

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete any required development and regulatory submission of these products, and market them through the Company’s gastroenterology specialty sales and marketing team.

Salix trades on the NASDAQ Global Select Market under the ticker symbol “SLXP.”

For more information please visit our web site at www.salix.com . Information on our web site is not incorporated in our SEC filings.

Please Note: This press release contains forward-looking statements regarding potential future stock option exercises and sales of shares. Such statements are just predictions and exercises and sales might not occur if, for example an individual’s price threshold is not met. In addition, because any of these exercises and sales will occur pursuant to a Rule 10b5-1 plan, you should not infer anything about the Company or its prospects from them. Any investment in the Company is subject to risks and uncertainties, including, among others: the unpredictable nature of the duration and results of regulatory review of new drug applications; market acceptance for approved products; our need to return to profitability; generic and other competition; the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties; and the need to acquire new products. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.